UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 8, 2007

FLORIDA EAST COAST INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

001-32866	20-4427296
(Commission File Number)	(IRS Employer Identification No.)

10151 Deerwood Park Blvd., Jacksonville, FL	32256
(Address of Principal Executive Offices)	(Zip Code)

904-996-2810

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 8, 2007, Florida East Coast Industries, Inc., a Florida corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Iron Horse Acquisition Holding LLC, a Delaware limited liability company (“Iron Horse”), and Iron Horse Acquisition Sub, Inc., a Florida corporation and wholly owned direct subsidiary of Iron Horse (“Merger Sub”). Iron Horse and Merger Sub are owned by certain private equity funds managed by affiliates of Fortress Investment Group LLC. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and wholly owned direct subsidiary of Iron Horse (the “Merger”).

Under the terms of the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $62.50 in cash. In addition, no later than one day prior to the effective time of the Merger, the Company will declare and pay a special cash dividend of $21.50 per share (the “Special Dividend”). The Company expects to fund the special dividend through new borrowings.

At the effective time of the Merger, each outstanding option to purchase common stock will be cancelled and the holders will receive $84 in cash, minus the exercise price required to be paid to acquire the underlying share of common stock. Holders of unvested restricted stock will receive the special dividend when paid, however the merger consideration will be held in escrow to be paid in accordance with the applicable vesting schedule.

At the effective time of the Merger, each issued and outstanding share of Common Stock, other than shares owned by the Company (or any subsidiary of the Company) as treasury stock, Iron Horse, or Merger Sub will be cancelled and, by virtue of the Merger and without any action on the part of the holder thereof, converted automatically into the right to receive, in cash without interest, $62.50.

The Company has made customary representations, warranties and covenants in the Merger Agreement. The Merger Agreement contains a “no shop” restriction on the Company’s ability to solicit third party proposals, provide information and engage in discussions and negotiations with third parties. The no shop provision is subject to a “fiduciary out” provision that allows the Company to provide information and participate in discussions and negotiations with respect to third party acquisition proposals submitted after the date of the Merger Agreement that the Board of Directors determines in good faith, following consultation with its legal and financial advisors, are reasonably likely to result in a “Superior Proposal,” as defined in the Merger Agreement.

The Company may terminate the Merger Agreement under certain circumstances, including if its Board of Directors determines in good faith, after consultation with its legal and financial advisors, that it has received a Superior Proposal and that failure to terminate the Merger Agreement would be inconsistent with its fiduciary duties, and otherwise complies with certain terms of the Merger Agreement. In connection with such termination the Company must pay a fee of $100 million to Iron Horse. If the Merger Agreement is terminated by the Company due to certain failures on the part of Iron Horse, Iron Horse is required to pay the Company a $150 million termination fee.

Iron Horse has obtained an equity financing commitment from several Fortress Investment funds and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for Iron Horse to pay all amounts required to consummate the Merger and the other transactions contemplated by the Merger Agreement, including any contemplated refinancing of existing indebtedness and all related fees and expenses in connection with the Merger and the financing thereof.

The Company has obtained debt financing commitments that provide sufficient financing for the Company to pay the Special Dividend.

Consummation of the Merger is subject to various conditions, including approval of the Merger by the Company’s shareholders, the approval or exemption of the Surface Transportation Board, expiration or termination of any applicable waiting periods under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, the receipt of other required regulatory approvals and other customary closing conditions. The parties presently anticipate closing the transaction during the third quarter of 2007.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 and incorporated herein by reference.

The Board of Directors engaged Morgan Stanley & Company (“Morgan Stanley”) to serve as financial advisor. Morgan Stanley delivered an opinion to the Board of Directors, dated as of May 7, 2007, to the effect that, as of the date of the opinion, and based upon and subject to the matters described therein, the merger consideration to be received by holders of the Company’s Common Stock was fair, from a financial point of view, to such holders .

On May 8, 2007, the Company issued a press release announcing that the Company had entered into the Merger Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Iron Horse or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Iron Horse, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Important Information

In connection with the proposed Merger, the Company will prepare a proxy statement for the Company’s shareholders to be filed with the Securities and Exchange Commission. The proxy statement will contain information about the Company, the proposed Merger and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from the Company by mail, shareholders will be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the Securities and Exchange Commission’s website ( http://www.sec.gov ) or, without charge, from the Company’s website at www.feci.com or by directing such request to Florida East Coast Industries, Inc., 10151 Deerwood Park Blvd., Jacksonville, Florida 32256, Attention: Investor Relations.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the Merger. Information concerning the Company and its directors and executive officers is set forth in the Company’s proxy statement and Annual Report on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the Merger when it becomes available.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 7, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved a retention plan for certain employees, including the Company’s chief executive officer, chief financial officer and the other named executive officers set forth below. Payments will be made by the Company if the employee continues to be employed by the Company at the later of the effective time under the Merger Agreement and December 31, 2007 and will be governed by the provisions in the change in control agreements, between the Company and the relevant employees. If prior to the Retention Date, the employee is terminated by the Company without “cause” or by the employee with “good reason”, as each is defined in such employee’s change in control agreement, the employee will be paid the amount set forth below as soon as practicable after the termination.

Henriques, Adolfo	$12,000,000
McPherson, John	$1,500,000
San Miguel, Jorge	$1,000,000
Popky, Dan	$750,000
Eddins, Heidi	$750,000

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of May 8, 2007, by and among Iron Horse Acquisition Holding, LLC, Iron Horse Acquisition Sub, Inc. and Florida East Coast Industries, Inc.

99.1	Press release issued by Florida East Coast Industries, Inc. on May 8, 2007.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Florida East Coast Industries, Inc. (Registrant)

Dated: May 8, 2007	by	/s/ Heidi J. Eddins
Heidi J. Eddins Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of May 8, 2007, by and among Iron Horse Acquisition Holding, LLC, Iron Horse Acquisition Sub, Inc. and Florida East Coast Industries, Inc.*

99.1	Press release issued by Florida East Coast Industries, Inc. on May 8, 2007.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.